Exhibit 99.1

FOR IMMEDIATE RELEASE: September 22, 2006

CONTACT:	Donald W. Jewell	Patrick W. Hurley
	Interim Chief Executive Officer	Chief Financial Officer
	Sport-Haley, Inc.	Sport-Haley, Inc,
	(303) 320-8800	(303) 320-8800

SPORT-HALEY, INC. ANNOUNCES AGREEMENT TO BUY OUT JOINT VENTURE
MEMBER AND TO SETTLE ANY POTENTIAL CLAIMS

Denver, Colorado — September 22, 2006 — Sport-Haley, Inc. (NASDAQ NMS:SPOR) (“Sport-Haley” or the “Company”) today announced that on September 21, 2006, it entered into an Agreement to purchase Explorer Gear USA, Inc.’s (“Explorer Gear”) entire membership interest in Reserve Apparel Group, LLC (“Reserve Apparel”) and to settle all potential claims between, as applicable, Sport-Haley, Reserve Apparel, Explorer Gear and Explorer Headgear, Inc. (“Explorer Headgear”), and each of their respective affiliates.  The Agreement requires Sport-Haley to make a lump sum payment to Explorer Gear of $375,000.

In November 2005, as the Company previously announced, Sport-Haley and Explorer Gear entered into a joint venture together to form Reserve Apparel, a Colorado limited liability company. Reserve Apparel was formed to market Top-Flite® branded apparel to Wal-Mart Stores in the United States, pursuant to a license granted by Callaway Golf Company to Sport-Haley to manufacture and market Top-Flite® branded apparel.

After Reserve Apparel began operations, certain disputes arose between the parties concerning, inter alia, the formation and operation of the business of Reserve Apparel. Sport-Haley, Reserve Apparel, Explorer Gear and Explorer Headgear have denied any liability to one another. As part of the Agreement entered into today, the parties have agreed to settle and resolve any asserted or potential claims against each other. The parties also have agreed to mutual releases of all claims asserted, or which could have been asserted, against each other, and each party has continued to deny the merits of those claims asserted against it by the other party(ies).

Prior to entering into the Agreement today, Sport-Haley owned a 51% membership interest and Explorer Gear, a 49% membership interest, in Reserve Apparel. After entering into the Agreement, Explorer Gear will no longer have any membership interest in Reserve Apparel and Sport-Haley will wholly own the company. Sport-Haley plans to continue marketing Top-Flite® apparel to Wal-Mart Stores in the United States through Reserve Apparel.

Sport-Haley, Inc. designs, purchases, contracts for the manufacture of and markets women’s and men’s fashion golf apparel and outerwear under the SPORT HALEY® and

Ben Hogan® labels. Its fashion golf apparel collections, known for their innovative designs, quality fabrics, generous fits and classic styles, are primarily marketed in the premium and mid-priced markets, through a network of independent sales representatives and distributors, to golf professional shops, country clubs, resorts and exclusive department stores within the United States and by certain distributors within international markets. Reserve Apparel Group LLC designs, purchases, contracts for the manufacture of, markets and distributes branded golf apparel and outerwear under the Top-Flite® label. Ben Hogan® fashion apparel and Top-Flite® branded apparel are distributed pursuant to a licensing agreement between Sport-Haley and Callaway Golf Company (“Callaway”). Sport-Haley received approval from Callaway for Reserve Apparel to distribute Top-Flite® apparel exclusively to Wal-Mart Stores in accordance with a joint venture agreement between Sport-Haley and Explorer Gear.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: When used in this release, the words “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “appear” and similar expressions, variations or the negative of these words, and any statement regarding possible or assumed future results of operations of Sport-Haley’s business, the markets for its products, anticipated expenditures, regulatory developments or competition, or other statements regarding matters that are not historical facts, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. The reader should be aware that Sport-Haley’s actual results could differ materially from those contained in forward-looking statements. Sport-Haley’s financial condition and the results of its operations will depend on a number of factors, including, but not limited to, the following: its ability to control costs and expenses; its ability to successfully anticipate fashion trends, design favorably accepted fashion golf apparel, effectively advertise and communicate within the marketplace, and penetrate its chosen distribution channels; its ability to successfully forecast sales and optimize inventory levels; its ability to successfully manage risks associated with the trend of increasing sales with respect to licensed apparel, such as its Ben Hogan® apparel collections; relations with and performance of suppliers; competition within golf apparel markets; business conditions and growth in the fashion golf apparel market and the general economy; political and international trade relations; changes in international trade quota systems for apparel; consumer spending on golf apparel; general global economic and political conditions resulting from threats or acts of war or terrorism and responses thereto; timely performance of third parties, such as freight forwarders, including risks of labor disputes and/or labor strikes; changes in product mix; inventory risks due to shifts in market and/or price erosion of purchased apparel; lost or reduced manufacturing capacity of significant suppliers; loss or delay of shipments from foreign suppliers; access to capital; maintaining satisfactory relationships with commercial banking institutions; and, establishing controls with regard to and maintaining the integrity of technology and information systems. The reader should not place undue reliance on any forward-looking statements. Neither Sport-Haley nor any of its corporate officers or key employees assumes any obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

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